Exhibit 5.1

[Letterhead of]

C R A V A T H,    S W A I N E    &    M O O R E    L L P

[New York Office]

September 25, 2012

The Jones Group, Inc.

Jones Apparel Group Holdings, Inc.

Jones Apparel Group USA, Inc.

JAG Footwear, Accessories and Retail Corporation

$100,000,000

Principal Amount of

6.875% Senior Notes due 2019

Ladies and Gentlemen:

We have acted as counsel for The Jones Group Inc., a Pennsylvania corporation, and its subsidiaries Jones Apparel Group Holdings, Inc., a Delaware corporation, Jones Apparel Group USA, Inc., a Delaware corporation, and JAG Footwear, Accessories and Retail Corporation, a New Jersey corporation (collectively, the “Issuers”), in connection with the public offering and sale by the Issuers of $100,000,000 aggregate principal amount of 6.875% Senior Notes due 2019 (the “Notes”) to be issued under the indenture dated as of March 7, 2011 (the “Indenture”), among the Issuers and U.S. Bank National Association, as trustee (the “Trustee”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including the Indenture and the Registration Statement on Form S-3 (Registration No. 333-166566), filed with the Securities and Exchange Commission (the “Commission”) on May 6, 2010, for registration under the Securities Act of 1933 (the “Securities Act”) of an indeterminate amount of debt securities to be issued from time to time by the Company (the “Registration Statement”).

As to various questions of fact material to this opinion, we have relied upon representations of officers or directors of the Issuers and documents furnished to us by the Issuers without independent verification of their accuracy. We have also assumed (a) the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies, (b) that the Indenture has been duly authorized, executed and delivered by, and represents a legal, valid and binding obligation of, the Trustee, (c) that The Jones Group Inc. and JAG Footwear, Accessories and Retail Corporation (collectively, the “non-Delaware Issuers”) are validly existing and have the power to enter into the Indenture and the Notes and (d) that the Indenture and the Notes have been duly authorized by the non-Delaware Issuers.

Based on the foregoing and subject to the qualifications set forth herein, we are of opinion that when the Notes are authenticated in accordance with the provisions of the Indenture and delivered and paid for, the Notes will constitute legal, valid and binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms and entitled to the benefits of the Indenture (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

We are admitted to practice only in the State of New York and express no opinion as to matters governed by any laws other than the laws of the State of New York, the Delaware General Corporation Law and the Federal laws of the United States of America. In particular, we do not purport to pass on any matter governed by the laws of Pennsylvania or New Jersey.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

The Jones Group Inc.

1411 Broadway

New York, New York 10018

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